Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Dawn Theel

Investor Relations

314/994-2823

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2015 Results

Quarterly Adj. EBITDA increases threefold versus the prior-year quarter

Arch’s first quarter cash margin per ton expands 12% versus the prior quarter

Strong operational quarter drives down Appalachian 2015 cost-per-ton guidance

Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/15	3/31/14
Revenues	$677.0	$736.0
Loss from Operations	(19.7)	(73.1)
Net Loss	(113.2)	(124.1)
Diluted LPS	(0.53)	(0.59)
Adjusted Diluted LPS (1)	(0.54)	(0.60)
Adjusted EBITDA (1)	$81.8	$27.6

(1) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, April 21, 2015 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $113 million, or $0.53 per diluted share, in the first quarter of 2015 compared with a net loss of $124 million, or $0.59 per diluted share, in the first quarter of 2014. Revenues totaled $677 million for the three months ended March 31, 2015 and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“adjusted EBITDA”) was $82 million, a threefold increase as compared to the prior-year quarter.

“Our first quarter 2015 results reflect another strong operating performance with improved adjusted EBITDA generation over the prior-year period,” said John W. Eaves, Arch’s president and chief executive officer. “We continue to take proactive steps to reinforce our operational and financial flexibility. These actions are positioning us to maneuver through both near-term and long-term market challenges by optimizing our low-cost asset base, being market responsive, controlling costs and managing liquidity.”

Financial Position

As of March 31, 2015, Arch had available liquidity of $1.1 billion, including cash and short-term investments of $939 million and undrawn borrowings on its credit facilities. “We are focused on managing our available liquidity through these difficult conditions,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “As part of an ongoing review of our costs, we again reduced our capital and administrative spending during the three months ended March 31, 2015, enabling us to lower spending expectations for full year 2015.”

Core Values

Arch made continued progress toward the company’s ultimate goal of a Perfect Zero — a dual goal of operating without a reportable safety incident or environmental violation — with five operations achieving this high operating standard in the first quarter of 2015. The company also reported an improved total incident rate for the three months ended March 31, 2015 over the previous quarter and advanced its environmental compliance record.

In addition, Arch subsidiaries were honored with several state awards during the first quarter for outstanding safety and environmental practices. In February, the West Elk mine was recognized as the safest underground coal mine in Colorado for the sixth consecutive year — a record unmatched by any other large underground coal mine in Colorado.

“We are off to another year of strong safety and environmental performance,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “We commend our employees for their many achievements and are proud of their unwavering dedication to our core values.”

Operational Results

“Despite lower shipment levels in the first quarter of 2015 when compared to the previous quarter, we increased cash margins by more than 20 percent in our Appalachian and Powder River Basin segments,” said Lang. “Driven by a strong operating performance, our Appalachian region reported its lowest cost performance in four years, allowing us to lower our annual cost guidance for the region.”

	Arch Coal, Inc.
	1Q15	4Q14	1Q14

Tons sold (in millions)	33.1	35.2	31.4
Average sales price per ton	$19.18	$19.82	$20.09
Cash cost per ton	$15.43	$16.46	$18.39
Cash margin per ton	$3.75	$3.36	$1.70
Total operating cost per ton	$18.55	$19.45	$21.70
Operating margin per ton	$0.63	$0.37	$(1.61)

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding. Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

On a consolidated basis, Arch earned $3.75 per ton in cash margin in the first quarter of 2015 compared with $3.36 per ton in the fourth quarter of 2014, reflecting higher realizations earned in the company’s Powder River Basin segment and a strong cost performance in its Appalachian segment. Consolidated sales price per ton decreased slightly over the same time period, but was more than offset by a 6 percent decline in consolidated cash cost per ton, reflecting lower cash costs in the Appalachian segment.

	Powder River Basin
	1Q15	4Q14	1Q14

Tons sold (in millions)	28.5	29.3	25.7
Average sales price per ton	$13.48	$12.86	$12.73
Cash cost per ton	$10.96	$10.81	$11.45
Cash margin per ton	$2.52	$2.05	$1.28
Total operating cost per ton	$12.52	$12.32	$12.98
Operating margin per ton	$0.96	$0.54	$(0.25)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, first quarter 2015 cash margin per ton increased 23 percent to $2.52 per ton versus the fourth quarter of 2014. The improvement was driven by a 5 percent increase in average sales price, reflecting higher pricing on contracted tons and a larger percentage of higher-quality tons in the company’s regional volume mix. Cash cost per ton increased slightly in the quarter just ended, driven primarily by higher sales sensitive costs, the impact of lower shipment levels and planned repair and maintenance costs.

	Appalachia
	1Q15	4Q14	1Q14

Tons sold (in millions)	3.0	3.6	3.6
Average sales price per ton	$65.23	$69.27	$67.70
Cash cost per ton	$52.41	$59.37	$65.48
Cash margin per ton	$12.82	$9.90	$2.22
Total operating cost per ton	$68.55	$73.48	$80.80
Operating margin per ton	$(3.32)	$(4.21)	$(13.10)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch earned a cash margin of $12.82 per ton in the first quarter of 2015 compared to $9.90 per ton in the fourth quarter of 2014. Average sales price per ton declined 6 percent over the same time period, reflecting softer pricing on metallurgical and thermal tons and a lower percentage of metallurgical tons in the regional sales mix. The $6.96 per ton decrease in cash cost in the quarter just ended more than offset the drop in the average sales price and the impact of lower sales volumes. The 12 percent cash cost decline reflects the strong operational performance in the region, especially at the Leer mine, and ongoing cost containment efforts.

	Bituminous Thermal
	1Q15	4Q14	1Q14

Tons sold (in millions)	1.6	2.3	2.1
Average sales price per ton	$33.42	$31.22	$28.64
Cash cost per ton	$25.00	$21.42	$22.64
Cash margin per ton	$8.42	$9.80	$6.00
Total operating cost per ton	$31.21	$25.94	$27.17
Operating margin per ton	$2.21	$5.28	$1.47

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Operating cost per ton is the sum of cash costs and depreciation, depletion  and amortization expense divided by tons sold.

In the Bituminous Thermal region, first quarter 2015 cash margin decreased to $8.42 per ton versus $9.80 per ton in the fourth quarter of 2014, reflecting the impact of a 30 percent decrease in sales volumes. Average sales price per ton increased 7 percent versus the prior quarter, reflecting higher pricing on contracted tons and fewer export shipments. Cash cost per ton increased 17 percent over the same time period due to the impact of lower volume levels at the West Elk mine.

Market Trends

The global coal trade remains under significant pressure, as prevailing seaborne thermal and metallurgical prices have further softened and supply continues to outpace demand growth in the international thermal and metallurgical markets. Global steel production has declined 1 percent since the start of the year, marked by weakness in Europe and Asia, and steel capacity factors in the United States fell below 69 percent in April from 77 percent at the end of 2014.

Given recent market trends, Arch believes industry-wide coal exports from the United States will decline below 90 million tons in 2015 compared with 2014 export levels of nearly 100 million tons, with metallurgical exports accounting for most of the reduction. We expect seaborne coal markets to rebalance in time as demand grows, new global supply slows, and previously announced supply rationalizations take effect.

Arch now expects U.S. coal consumption for power generation to decline by 80 million tons in 2015 as compared to 2014, due to the surplus of natural gas and the impact of new environmental regulations that took effect in April. As a result of these factors, utility stockpiles increased by an estimated 10 million tons during the first quarter and are expected to build further over the course of the year.

Domestic coal supply reductions are counterbalancing demand declines to some extent. Mine Safety and Health Administration data suggests that total domestic production decreased by 13 million tons in the first quarter of 2015 versus the fourth quarter of 2014. Arch expects coal supply reductions to continue and accelerate as the year progresses.

Company Outlook

Arch now expects thermal sales volumes for 2015 to be in the range of 120 million to 130 million tons. The company has lowered its metallurgical coal sales guidance, and now expects to ship between 6.0 million and 6.8 million tons for 2015. Using this revised volume guidance, Arch is more than 95% committed on thermal sales and 75% committed on metallurgical sales for the full year.

Arch has also reduced its annual cash cost-per-ton guidance range for its Appalachian segment, while maintaining its cost outlook for the Powder River Basin. The company has raised the 2015 cash cost-per-ton guidance range for the company’s Bituminous Thermal region to reflect the impact of lower production levels.

“We started the year with a solid sales foundation, and we are building on that position by proactively adjusting our sales expectations and managing our exposure by layering in sales as appropriate to run our mines efficiently,” said Eaves. “Looking ahead, we believe our diversified, low-cost asset portfolio and our continued focus on controlling the factors we can will enable us to effectively manage the business through market headwinds.”

	2015						2016
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	120.0	-	130.0
Met	6.0	-	6.8
Total	126.0	-	136.8

Powder River Basin
Committed, Priced			105.0			$13.34	43.8	$14.39
Committed, Unpriced			2.8				15.5
Total Committed			107.8				59.3
Average Cash Cost				$10.50	-	$11.00

Appalachia
Committed, Priced Thermal			5.3			$56.87	2.0	$57.97
Committed, Unpriced Thermal			—				—
Committed, Priced Metallurgical			4.4			$78.27	0.7	$82.69
Committed, Unpriced Metallurgical			0.5				0.6
Total Committed			10.2				3.3
Average Cash Cost				$56.75	-	$59.75

Bituminous Thermal
Committed, Priced			6.0			$33.60	2.8	$34.61
Committed, Unpriced			0.5				—
Total Committed			6.5				2.8
Average Cash Cost				$23.00	-	$26.00

Corporate (in $ millions)
D,D&A				$410	-	$440
S,G&A				$112	-	$118
Interest Expense				$385	-	$395
Capital Expenditures				$140	-	$155
Liqudated Damages				$50	-	$60

A conference call regarding Arch Coal’s first quarter 2015 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)

Revenues	$677,005	$735,971

Costs, expenses and other operating
Cost of sales	562,322	686,314
Depreciation, depletion and amortization	104,874	104,423
Amortization of acquired sales contracts, net	(3,390)	(3,696)
Change in fair value of coal derivatives and coal trading activities, net	1,220	914
Selling, general and administrative expenses	22,605	29,136
Other operating (income) expense, net	9,086	(7,998)
	696,717	809,093

Loss from operations	(19,712)	(73,122)

Interest expense, net
Interest expense	(99,252)	(96,471)
Interest and investment income	2,373	1,843
	(96,879)	(94,628)

Loss before income taxes	(116,591)	(167,750)
Benefit from income taxes	(3,396)	(43,611)

Net loss	$(113,195)	$(124,139)

Net loss per common share
Basic and diluted LPS - Net loss	$(0.53)	$(0.59)

Basic and diluted weighted average shares outstanding	212,660	212,171

Dividends declared per common share	$—	$0.01

Adjusted EBITDA (A)	$81,772	$27,605
Adjusted diluted Loss per common share (A)	$(0.54)	$(0.60)

(A) Adjusted EBITDA and Adjusted diluted Loss per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$689,972	$734,231
Short term investments	249,518	248,954
Trade accounts receivable	198,314	211,506
Other receivables	15,435	20,511
Inventories	240,113	190,253
Prepaid royalties	12,841	11,118
Deferred income taxes	50,414	52,728
Coal derivative assets	14,777	13,257
Other current assets	59,605	60,193
Total current assets	1,530,989	1,542,751

Property, plant and equipment, net	6,371,335	6,453,458

Other assets
Prepaid royalties	63,622	66,806
Equity investments	225,030	235,842
Other noncurrent assets	123,964	130,866
Total other assets	412,616	433,514
Total assets	$8,314,940	$8,429,723

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$167,480	$180,113
Accrued expenses and other current liabilities	321,503	302,396
Current maturities of debt	34,368	36,885
Total current liabilities	523,351	519,394
Long-term debt	5,117,982	5,123,485
Asset retirement obligations	404,844	398,896
Accrued pension benefits	14,436	16,260
Accrued postretirement benefits other than pension	34,453	32,668
Accrued workers’ compensation	98,683	94,291
Deferred income taxes	419,064	422,809
Other noncurrent liabilities	141,804	153,766
Total liabilities	6,754,617	6,761,569

Stockholders’ equity
Common Stock	2,145	2,141
Paid-in capital	3,050,216	3,048,460
Treasury stock, at cost	(53,863)	(53,863)
Accumulated deficit	(1,445,020)	(1,331,825)
Accumulated other comprehensive income	6,845	3,241
Total stockholders’ equity	1,560,323	1,668,154
Total liabilities and stockholders’ equity	$8,314,940	$8,429,723

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Operating activities
Net loss	$(113,195)	$(124,139)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	104,874	104,423
Amortization of acquired sales contracts, net	(3,390)	(3,696)
Prepaid royalties expensed	1,674	1,803
Employee stock-based compensation expense	1,760	2,333
Gains on disposals and divestitures	(46)	(15,129)
Amortization relating to financing activities	6,219	3,236
Changes in:
Receivables	18,252	(27,245)
Inventories	(49,860)	7,441
Accounts payable, accrued expenses and other current liabilities	7,186	43,989
Income taxes, net	40	(115)
Deferred income taxes	(3,433)	(43,698)
Other	25,646	10,522
Cash provided by (used in) operating activities	(4,273)	(40,275)

Investing activities
Capital expenditures	(22,880)	(14,454)
Additions to prepaid royalties	(213)	(591)
Proceeds from disposals and dispositions	46	28,195
Purchases of short term investments	(101,793)	(119,176)
Proceeds from sales of short term investments	99,914	117,681
Investments in and advances to affiliates, net	(1,843)	(3,242)
Cash provided by (used in) investing activities	(26,769)	8,413

Financing activities
Payments on term loan	(4,875)	(4,875)
Net payments on other debt	(4,810)	(4,521)
Debt financing costs	—	(1,957)
Dividends paid	—	(2,123)
Withdrawals (deposits) of restricted cash	(3,532)	—
Cash used in financing activities	(13,217)	(13,476)

Increase (decrease) in cash and cash equivalents	(44,259)	(45,338)
Cash and cash equivalents, beginning of period	734,231	911,099

Cash and cash equivalents, end of period	$689,972	$865,761

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)

Term loan due 2018 ($1.9 billion and $1.93 billion face value, respectively)	$1,886,971	$1,890,846
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	363,997	363,493
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	51,382	56,031
	5,152,350	5,160,370
Less: current maturities of debt	34,368	36,885
Long-term debt	$5,117,982	$5,123,485

Calculation of net debt
Total debt	$5,152,350	$5,160,370
Less liquid assets:
Cash and cash equivalents	689,972	734,231
Short term investments	249,518	248,954
	939,490	983,185
Net debt	$4,212,860	$4,177,185

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Net loss	$(113,195)	$(124,139)
Income tax (benefit) expense	(3,396)	(43,611)
Interest expense, net	96,879	94,628
Depreciation, depletion and amortization	104,874	104,423
Amortization of acquired sales contracts, net	(3,390)	(3,696)

Adjusted EBITDA	$81,772	$27,605

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Net loss	$(113,195)	$(124,139)

Amortization of acquired sales contracts, net	(3,390)	(3,696)
Tax impact of adjustment	1,220	1,331

Adjusted net loss	$(115,365)	$(126,504)

Diluted weighted average shares outstanding	212,660	212,171

Diluted loss per share	$(0.53)	$(0.59)

Amortization of acquired sales contracts, net	(0.02)	(0.02)
Tax impact of adjustments	0.01	0.01
Adjusted diluted loss per share	$(0.54)	$(0.60)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

	Three Months Ended March 31,
	2015	2014
	(Unaudited)

Cost of sales on condensed consolidated statements of operations	$562,322	$686,314

Transportation costs billed to customers	(43,073)	(106,959)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	1,224	1,879
Other (other operating segments, operating overhead, land management, etc.)	(9,738)	(4,689)

Total cash costs	$510,735	$576,545
Total tons sold	33,108	31,357
Total cash cost per ton	$15.43	$18.39